Exhibit 10(r)

CHANGE IN CONTROL AGREEMENT

FOR MANAGING DIRECTORS

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is made and entered into as of this 13th day of June, 2005, by and between Washington Real Estate Investment Trust, a real estate investment trust organized under the laws of the State of Maryland (the “Trust”), and David A. DiNardo (“Employee”).

WHEREAS, Employee currently is employed in a key position with the Trust; and

WHEREAS, the parties believe it is in their mutual best interests to reach an understanding concerning the Trust’s obligations to continue Employee’s compensation and certain health benefits should Employee’s employment be terminated under certain conditions described herein;

NOW, THEREFORE, in consideration of the promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1.    Definitions: For the purposes of this Agreement, the following words and phrases shall have the meanings set forth below:

A.    Change in Control: “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (iv) below (including any event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any shares of beneficial interest in the Trust if, after such acquisition, such Person beneficially owns (within the meaning of rule 13d-3 promulgated under the Exchange Act) 40% or more of either (A) the then-outstanding shares of beneficial interest in the Trust (the “Outstanding Trust Shares”) or (B) the combined voting power of the then-outstanding shares of beneficial interest the Trust entitled to vote generally in the election of trustees (the “Outstanding Trust Voting Shares”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Trust or any corporation controlled by the Trust, or (B) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of subsection (iii) of this Section 1(A); or

(ii) such time as the Continuing Trustees (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors or Trustees of a successor corporation or other entity to the Trust), where the term “Continuing Trustee” means at any date a member of the Board (A) who was a member of the Board on the date hereof or (B) who was nominated or elected subsequent to the date hereof with the approval of other Board members who themselves constitute Continuing Trustees at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of trustees or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Trust or a sale or other disposition of all or substantially all of the assets of the Trust in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Trust Shares and Outstanding Trust Voting Shares immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of beneficial interest or stock, as the case may be, and the combined voting power of the then-outstanding shares or stock, as the case may be, entitled to vote generally in the election of trustees, or directors, as the case may be, respectively, of the resulting or acquiring corporation or other entity in such Business Combination (which shall include, without limitation, a corporation or other entity which as a result of such transaction owns the Trust or substantially all of the Trust’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation or other entity referred to herein as the “Acquiring Entity”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Trust Shares and Outstanding Trust Voting Shares, respectively; and (B) no Person (excluding the Acquiring Entity or any employee benefit plan (or related trust) maintained or sponsored by the Trust or by the Acquiring Entity) beneficially owns, directly or indirectly, 40% or more of the then outstanding shares of beneficial interest or stock, as the case may be, of the Acquiring Entity, or of the combined voting power of the then-outstanding shares of such corporation or other entity entitled to vote generally in the election of trustees or directors, as the case may be; or

(iv) approval by the shareholders of the Trust of a complete liquidation or dissolution of the Trust.

B.    Involuntarily Terminated: Employee’s employment will be deemed to have been involuntarily terminated due to a Change in Control if, on or after the date on which a Change in Control occurs, (i) Employee’s employment is terminated by the Trust or the successor owner of the Trust without cause or (ii) Employee resigns because Employee’s duties, responsibilities or compensation are diminished; provided that if a termination otherwise covered by (i) or (ii) occurs during the ninety (90) day period before the date on which a Change in Control occurs, the termination will be presumed to be due to the Change in Control unless the Trust or the successor owner of the Trust can show, through a preponderance of the evidence, that the termination did not occur because of the impending Change in Control.

C.    Termination For Cause: A termination for cause shall be deemed to occur only if the Trust or the successor owner of the Trust terminates Employee’s employment for any of the following reasons: 1) commission by Employee of a felony or crime of moral turpitude; 2) conduct by Employee in the performance of Employee’s duties which is illegal, dishonest, fraudulent or disloyal; 3) the breach by Employee of any fiduciary duty Employee owes to the Trust; or 4) gross neglect of duty or poor performance which is not cured by Employee to the reasonable satisfaction of the Trust within 30 days of Employee’s receipt of written notice from the Trust advising Employee of said gross neglect or poor performance.

2.    Termination Benefits: In the event Employee’s employment with the Trust or the successor owner of the Trust is involuntarily terminated due to a Change in Control but not for cause, and such termination occurs within 12 months of the Change in Control, the Trust or the successor owner shall provide Employee with the following termination benefits:

A.    continuation of Employee’s base salary at the rate in effect as of the termination date for a period of 12 months from the date of termination (in the event of Employee’s death, said salary shall be paid to Employee’s estate);

B.    payment of an annual bonus for each calendar year or partial calendar year in which Employee receives salary continuation pursuant to Section 2(A) above, in an amount equal to the average annual bonus received by Employee during the three years prior to the involuntary termination, provided that, if Employee was employed for fewer than three years prior to the termination, the bonus will be based on the average of the bonuses received by Employee in the year or years Employee received a bonus; and provided further, that if Employee receives salary continuation for a partial calendar year pursuant to Section 2(A) above, the bonus will be pro-rated to reflect the number of full months Employee receives such salary continuation in such calendar year, rounded to the nearest number of months;

C.    the Trust will pay the full cost for Employee to continue coverage under the Trust’s group health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for the period of time Employee receives salary continuation pursuant to Section 2(A) above up to a maximum of 18 months or until Employee obtains other comparable coverage, whichever is sooner;

D.    immediate vesting in all then unvested options granted to Employee under the Trust’s Incentive Stock Option Plan and immediate vesting in all unvested accrued dividend equivalent units under the Trust’s Dividend Equivalent Plan, and Employee shall have the right, in Employee’s sole discretion, to exercise all or any of such options and to sell the shares acquired pursuant thereto. In the event that Employee wishes to sell Employee’s shares within 60 days of the involuntary termination, the shares must first be offered to the Trust for purchase at the Trust’s option at the then current fair market value. The Trust shall respond within one business day to the offer or its rights to purchase the shares shall expire. Sales occurring more than 60 days after the involuntary termination shall not be subject to this option; and

E.    immediate vesting in all then unvested share grants granted to Employee under the Trust’s Share Grant Plan and Employee shall have the right, in Employee’s sole discretion, to sell the shares acquired pursuant thereto. In the event that Employee wishes to sell Employee’s shares within 60 days of the involuntary termination, the shares must first be offered to the Trust for purchase at the Trust’s option at the then current fair market value. The Trust shall respond within one business day to the offer or its rights to purchase the shares shall expire. Sales occurring more than 60 days after the involuntary termination shall not be subject to this option; and

F.    if, by virtue of receipt of the Termination Benefits described above, Employee is subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, the Trust or its successor owner shall make a supplemental cash payment to Employee no later than sixty (60) days after the date upon which Employee presents to the Trust or its successor owner a letter setting forth a reasonable basis upon which Employee or Employee’s advisors have determined that such excise tax is applicable to Employee. The amount of such supplemental payment shall be equal to such amount as will provide Employee with funds equal to (i) the excise tax attributable to the Termination Benefits; (ii) any excise tax attributable to the supplemental payment itself; and (iii) any federal or local income taxes attributable to the supplemental payment itself, it being the intention of the parties that Employee be placed in the same position for Federal and local income tax purposes as if Section 4999 of the Internal Revenue Code had no application to Employee.

3.    Mitigation: If a Change in Control occurs while Employee is employed by the Trust, and Employee’s employment is involuntarily terminated as a result of the Change in Control, Employee shall have no obligation to seek other employment in order to mitigate the payment of the Termination Benefits described in paragraph 2 hereunder; provided, that should Employee continue to be employed by the Trust or the successor owner of the Trust after a Change in Control occurs, Employee’s entitlement to receive the Termination Benefits described in subsections 2(A) and (B) hereunder shall be reduced for one-half of that period of time (rounded to the nearest month) that Employee continues to be thus employed after the Change in Control occurs without being involuntarily terminated. For example, should Employee continue to be thus employed for ten (10) months after the Change in Control occurs, Employee’s entitlement to the Termination Benefits described in subsections 2(A) and (B) would be reduced by five (5) months. If Employee (despite the lack of obligation to seek other employment) does in fact obtain other employment, the compensation to Employee from such other employment shall not be applied as an offset to Employee’s Termination Benefits described in subsections 2(A) and (B) hereunder.

4.    Limitations of Agreement: Nothing in this Agreement shall be construed to require the Trust or its successor owner to continue to employ Employee for any definite period of time. Either Employee or the Trust may terminate the employment relationship at any time with or without cause, unless otherwise expressly required by law or contract, and provided that the terms of this Agreement are observed.

5.    Arbitration: Any dispute or controversy arising under or in connection with this Agreement which cannot be resolved informally by the parties shall be submitted to arbitration and adjudicated in Washington, D.C. pursuant to the commercial rules (single arbitrator) of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding on all parties hereto. Each party shall bear its own costs in any arbitration proceeding held hereunder and the parties shall share the costs of the arbitrator.

6.    Severability: In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed, or if any such provision is held invalid or unenforceable by a court of competent jurisdiction or an arbitrator, such provision shall be deleted from this Agreement and the Agreement shall be construed to give full effect to the remaining provisions thereof.

7.    Governing Law: This Agreement shall be interpreted, construed and governed according to the laws of the State of Maryland, without regard to the principles of conflicts of law thereof.

8.    Assignability: Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

9.    Entire Agreement: This Agreement contains and represents the entire agreement of the parties and supersedes all prior agreements, representations or understandings, oral or written, express or implied, with respect to the subject matter hereof, which are hereby terminated and of no further force or effect. This Agreement may not be modified or amended in any way unless in a writing signed by both parties.

10.    Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be considered an original and together which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, to be effective as of the day first above written.

EMPLOYEE		WASHINGTON REAL ESTATE INVESTMENT TRUST

By:

Print Name:	David A. DiNardo	Title:	Chairman/President/CEO

Date:	6/13/05	Date:	6/13/05